Callaway Golf Announces Completion Of Joint Venture In Japan With TSI Groove & Sports Co, Ltd.

CARLSBAD, Calif., June 30, 2016 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today that its Tokyo-based Japanese subsidiary, Callaway Golf K.K., completed the previously announced joint venture with its long-time licensee, TSI Groove & Sports Co, Ltd., a premier apparel manufacturer in Japan.

Effective July 1st, the new venture, Callaway Apparel K.K., will design, manufacture and sell Callaway branded apparel, footwear and headwear in Japan. Callaway Golf holds a 52% stake in the new venture.

Since 2002, TSI Groove & Sports Co, Ltd. and Callaway Golf have successfully worked together, launching and growing Callaway Golf's apparel business in Japan. The relationship has flourished with notable seasonal apparel lines and noteworthy endorsements, including from Callaway staff professional and golf icon Ryo Ishikawa, who is widely regarded as one of the most fashionable athletes in professional golf.

"We are pleased with the teamwork demonstrated in the smooth and timely execution of the joint venture with TSI Groove & Sports Co, Ltd.," commented Alex Boezeman, President of Asia & Representative Director, Callaway Golf K.K. "Throughout our 14-year partnership, TSI Groove & Sports has delivered incredible quality and a distinct, fashionable style to golfers. Looking forward, we are delighted to expand our partnership through this joint venture."

The completion of the joint venture is included in the Company's guidance provided on April 27th, 2016. At this time, the Company is neither confirming nor updating that guidance.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contact:	Robert Julian
Patrick Burke
(760) 931-1771

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